Exhibit 99.1

Kymera Therapeutics Announces Fourth Quarter and Full Year 2025 Financial Results and Provides a Business Update

KT-621 (STAT6) BROADEN2 Phase 2b trial in atopic dermatitis (AD) ongoing, with data expected by mid-2027

KT-621 BREADTH Phase 2b trial in asthma ongoing, with data expected in late-2027

Initiated dosing in KT-579 (IRF5) Phase 1 healthy volunteer trial with data expected in 2H26

Dr. Neil Graham, experienced biopharma leader, appointed Chief Development Officer

Well-capitalized with $1.6 billion in cash as of December 31, 2025, and runway into 2029

Company to hold video conference call and webcast today at 8:30 a.m. ET

Watertown, Mass. (February 26, 2026) – Kymera Therapeutics, Inc.(NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided business highlights and updates on its pipeline.

“We set a high bar for what we wanted to achieve in 2025 and exceeded expectations. We enter this year with momentum and focus as we continue to advance an innovative and robust pipeline, anchored by our STAT6 program,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “Across many immuno-inflammatory diseases, patients face tradeoffs, often compromising on efficacy, safety, or convenience. We see an opportunity to change the status quo. With highly encouraging Phase 1b data in atopic dermatitis demonstrating consistent impact across every measure evaluated, and two parallel Phase 2b studies now underway in atopic dermatitis and asthma, KT-621 highlights the opportunity to meaningfully expand the reach to patients who need and deserve treatment, move therapy earlier in the disease journey, and ultimately improve outcomes for millions of patients.”

Dr. Mainolfi continued, “We also initiated dosing in the first-in-human Phase 1 healthy volunteer trial for KT-579, the first IRF5-directed mechanism to enter the clinic and a completely novel oral approach to addressing key drivers of multiple debilitating autoimmune conditions. Additionally, with our highly productive small molecule discovery engine, we’re poised to share at least one new high-value program later this year. All these exciting milestones underscore our momentum and commitment to transforming how common, lifelong immunological diseases are treated.”

Business Highlights, Recent Developments and Upcoming Milestones

STAT6 Degrader Program

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Type 2 inflammation, and currently in Phase 2 clinical testing in atopic dermatitis (AD) and asthma. In the Phase 1 clinical study in AD patients, KT-621 demonstrated deep STAT6 degradation in blood and skin, robust reductions in disease-relevant

Type 2 inflammatory biomarkers, meaningful improvements on clinical endpoints and patient-reported outcomes in AD and comorbid asthma and allergic rhinitis, and was well tolerated with a favorable safety profile. KT-621, the first STAT6-directed drug to enter clinical evaluation, has the potential to transform treatment for more than 140 million patients around the world suffering from Type 2 diseases such as AD, asthma, chronic obstructive pulmonary disease (COPD), eosinophilic esophagitis (EoE), chronic rhinosinusitis with nasal polyps (CRSwNP), chronic spontaneous urticaria (CSU), prurigo nodularis (PN), and bullous pemphigoid (BP), among others.

•
In January 2026, the Company expanded the KT-621 BROADEN2 Phase 2b clinical trial to include adolescents, in addition to adults. BROADEN2 is a global, randomized, double-blind, placebo-controlled, dose-ranging study evaluating the efficacy, safety, and tolerability of three doses of KT-621 in approximately 200 patients ages 12 to 75 with moderate to severe atopic dermatitis over 16 weeks. The primary endpoint is the percent change from baseline in Eczema Area and Severity Index (EASI) score at Week 16. Secondary endpoints will evaluate additional safety, efficacy, and quality-of-life measures. Recruitment is ongoing, with enrollment expected to be completed in 2026 and data reported by mid-2027.

•
In January 2026, the Company commenced dosing in the BREADTH Phase 2b clinical trial, a global, randomized, double-blind, placebo-controlled, dose-ranging study evaluating the efficacy, safety and tolerability of three doses of KT-621 in approximately 264 adult patients with moderate to severe eosinophilic asthma over 12 weeks. The primary endpoint is the change from baseline in pre-bronchodilator forced expiratory volume in one second (FEV1). Secondary endpoints will evaluate a range of additional safety, efficacy, and quality of life measures. Recruitment is ongoing, with data expected to be reported in late-2027.

•
The Company recently completed the six- to nine-month GLP chronic toxicology studies in rat and NHP and did not observe any adverse findings across all doses and concentrations tested, consistent with earlier KT-621 toxicology studies.

•
In December 2025, the Company reported positive results from the KT-621 BroADen Phase 1b clinical trial in moderate to severe AD patients. After 28 days of daily oral dosing, KT-621 demonstrated consistent impact across each measure evaluated in the trial. KT-621 showed deep STAT6 degradation in blood and skin, robust reductions in disease-relevant Type 2 inflammatory biomarkers in blood, skin and lungs, and meaningful improvements in clinical endpoints and patient-reported outcomes on signs and symptoms in atopic dermatitis as well as comorbid asthma and allergic rhinitis, with a favorable safety and tolerability profile. The impact on biomarkers and clinical endpoints was in line or numerically exceeded data reported from dupilumab studies after 4 weeks of treatment.
•
In December 2025, the U.S. Food and Drug Administration granted Fast Track designation to KT-621 for the treatment of moderate to severe AD.

IRF5 Degrader Program

KT-579 is an investigational, first-in-class, oral degrader of IRF5, a genetically validated transcription factor and master regulator of immunity, and currently in Phase 1 testing. KT-579 has the potential to selectively block inflammation and restore immune regulation by inhibiting pro-inflammatory cytokines, Type I IFN, and autoantibody production while sparing normal cell function. In preclinical studies, KT-579 degraded IRF5 across multiple preclinical species and in all disease-relevant tissues. In preclinical models of lupus and rheumatoid arthritis (RA), KT-579 activity was equal to or more efficacious than small molecule inhibitors and biologics currently marketed or in the clinic. In preclinical safety studies, KT-579 did not show any adverse effects of any type at all doses and concentrations tested. KT-579 has the potential to be the first novel mechanism with broad utility in diseases where effective and well tolerated oral therapies are needed, such as lupus, Sjögren's, inflammatory bowel disease (IBD), RA and others.

•
In February 2026, the Company, after IND-clearance from the FDA, commenced dosing in the first-in-human KT-579 Phase 1 clinical trial in healthy volunteers. The Phase 1 study is evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of single- and multiple-ascending doses of orally administered KT-579 compared to placebo. The key study aim is to show that KT-579 can robustly degrade IRF5 in blood at doses that are safe and well-tolerated. The functional impact of IRF5 degradation on the induction of Type I interferons, proinflammatory cytokines, and inflammatory pathway gene transcripts by TLR 7/8/9 agonists will also be assessed with whole blood ex vivo stimulation assays. The Company expects to report data from the trial in the second half of 2026.

•
In October 2025, the Company presented two preclinical posters at the American College of Rheumatology (ACR) Annual Meeting. The new data demonstrated KT-579’s activity in additional preclinical efficacy models of lupus and RA, further supporting IRF5 degradation as a first-in-class mechanism to address B cell activation as well as autoantibody and pro-inflammatory cytokine production in multiple autoimmune diseases.

Partnered Programs

•
KT-485/SAR447971, a selective, potent, oral IRAK4 degrader being advanced in partnership with Sanofi for immuno-inflammatory diseases, has completed IND-enabling studies, with clinical entry expected in 2026.

•
Preclinical activities are ongoing under an exclusive option and license agreement with Gilead Sciences to advance the Company's oral CDK2 molecular glue program for the potential treatment of breast cancer and other solid tumors. Upon exercise of Gilead’s option, which would result in an option exercise payment to Kymera, Gilead would assume all responsibility to develop, manufacture and commercialize all products resulting from the collaboration.

Research

•
Leveraging its unique target selection strategy, proven small molecule discovery capabilities, and deep development expertise, the Company intends to advance at least one new development candidate towards IND for a first-in-class, oral program in 2026.

Corporate

•
The Company appointed Neil Graham, MBBS, MD, MPH, as Chief Development Officer to lead the advancement of Kymera’s oral immunology portfolio. Dr. Graham brings more than 30 years of global biopharma leadership experience, having advanced antiviral and immunology programs from early research through regulatory approval and commercial launch. Throughout his career, Dr. Graham has contributed to several therapeutic advances, including the development of dupilumab at Regeneron, the first protease inhibitor for hepatitis C at Vertex, and combination anti-HIV therapies at Glaxo Wellcome. Earlier in his career, he was Associate Professor of Infectious Diseases Epidemiology at the Johns Hopkins Bloomberg School of Public Health and School of Medicine. He holds medical and postgraduate degrees from the University of Adelaide.

•
In December 2025, the Company completed a $602 million underwritten equity offering. Total gross proceeds, including the underwriters' subsequent full exercise of the overallotment option, were approximately $692 million. With these proceeds, the Company ended the year dated December 31, 2025, with approximately $1.6 billion in cash and extended its runway into 2029.

Financial Results

Collaboration Revenues: Collaboration revenues were $2.9 million for the fourth quarter of 2025 and $39.2 million for the year ended December 31, 2025 compared to $7.4 million and $47.1 million, respectively, for the same periods of 2024. Collaboration revenues recognized in the fourth quarter of 2025 were all attributable to the Company’s collaboration with Gilead Sciences. Collaboration revenues recognized in 2024 were all attributable to the Company’s collaboration with Sanofi.

Research and Development Expenses: Research and development expenses were $83.8 million for the fourth quarter of 2025 and $316.6 million for the year ended December 31, 2025 compared to $71.8 million and $240.2 million, respectively, for the same periods of 2024. This increase was primarily due to increased expenses related to the investment in the Company’s STAT6 program, platform and discovery programs, as well as costs related to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $7.6 million for the fourth quarter of 2025, and $31.5 million for the year ended December 31, 2025, compared to $6.8 million and $27.8 million, respectively for the same periods in 2024.

General and Administrative Expenses: General and administrative expenses were $16.9 million for the fourth quarter of 2025 and $68.2 million for the year ended December 31, 2025, compared to $16.3 million and $63.5 million, respectively, for the same periods of 2024. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, and other expenses. Stock based compensation expenses included in G&A were $6.9 million for the fourth quarter of 2025, and $28.4 million for the year ended December 31, 2025, compared to $7.0 million and $27.2 million, respectively, for the same periods of 2024.

Net Loss: Net loss was $87.0 million for the fourth quarter of 2025 and $311.4 million for the year ended December 31, 2025, compared to a net loss of $70.8 million and $223.9 million, respectively, for the same period of 2024.

Cash and Cash Equivalents: As of December 31, 2025, Kymera had $1.6 billion in cash, cash equivalents and investments. Kymera expects that its cash balance will provide the Company with a cash runway into 2029 beyond multiple clinical inflection points in our pipeline.

Event Details

Kymera will host a video conference call today, February 26, 2026, at 8:30 a.m. ET. To join the call please use this link to register. A live webcast of the event will be available under News and Events in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event.

About Kymera Therapeutics
Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of our clinical and preclinical pipeline, including the therapeutic potential, clinical benefits and safety thereof, including for the Phase 1b data readout of KT-621 in AD patients in December 2025, the initiation of Phase 2b studies of KT-621 in patients with AD and asthma in the fourth quarter of 2025 and first quarter of 2026, respectively, the effect of initial parallel development of Phase 2b studies in AD and asthma patients on acceleration of late parallel development across multiple indications, and the preliminary cross-study assessments comparing non-head-to-head clinical data of KT-621 to published data for dupilumab, the advancement of KT-579 into Phase 1 clinical testing in early 2026, the KT-485/SAR447971 program, objectives on the development of CDK2 degraders, and Kymera’s financial condition and expected cash runway into 2029. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "expect," "estimate," "seek," "predict," "future," "project," "potential," "continue," "target," “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: the risk that cross-trial comparisons may not be reliable as no head-to-head trials have been conducted comparing KT-621 to dupilumab, and Phase 1 clinical data for KT-621 may not be directly comparable to dupilumab’s clinical data due to differences in molecule composition, trial protocols, dosing regimens, and patient populations and characteristics, that preclinical and clinical data, including the results from the Phase 1 trials of KT-621, are not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidate, uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements, the unexpected emergence of adverse events or other undesirable side effects during preclinical and clinical development, and other factors. These risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the most recent Quarterly Report on Form 10-Q and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	December 31, 2025	December 31, 2024
Assets
Cash, cash equivalents and marketable securities	$ 1,619,434	$ 850,903
Property and equipment, net	43,175	50,457
Right-of-use assets, operating lease	42,351	47,407
Other assets	37,852	29,268
Total assets	$ 1,742,812	$ 978,035
Liabilities and Stockholders’ Equity
Deferred revenue	$ 34,365	$ 13,576
Operating lease liabilities	78,975	84,017
Other liabilities	49,808	44,823
Total liabilities	163,148	142,416
Total stockholders’ equity	1,579,664	835,619
Total liabilities, preferred stock and stockholders’ equity	$ 1,742,812	$ 978,035

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Collaboration Revenue	$ 2,871	$ 7,394	$ 39,211	$ 47,072

Operating expenses:
Research and development	$ 83,831	$ 71,818	$ 316,568	$ 240,248
General and administrative	16,935	16,331	68,187	63,534
Impairment of long-lived assets	—	—	3,855	4,925
Total operating expenses	100,766	88,149	388,610	308,707
Loss from operations	(97,895)	(80,755)	(349,399)	(261,635)
Other income (expense):
Interest and other income	11,006	10,061	38,418	38,026
Interest and other expense	(92)	(59)	(370)	(249)
Total other income	10,914	10,002	38,048	37,777
Net loss attributable to common stockholders	$ (86,981)	$ (70,753)	$ (311,351)	$ (223,858)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.97)	$ (0.88)	$ (3.69)	$ (2.98)
Weighted average common stocks outstanding, basic and diluted	89,914,699	79,987,426	84,490,585	75,043,991

Investor Contact:

Justine Koenigsberg

Vice President, Investor Relations

investors@kymeratx.com

857-285-5300

Media Contact:

Matthew Henson

Vice President, Corporate Communications

mhenson@kymeratx.com

857-285-5300